EXHIBIT 23.1

Audit • Tax • Consulting • Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Annual Report on Form 10-K of Jubilant Flame International, Ltd. (the “Company”) of our report dated April 3, 2025 with respect to our audits of the financial statements of the Company as of and for the year ended February 28, 2025, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern.

/s/ KCCW Accountancy Corp.
Diamond Bar, California
April 27, 2026